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                                                                     EXHIBIT 5.1


                             [FLOWSERVE LETTERHEAD]


June 30, 1999



Flowserve Corporation
222 W. Las Colinas Boulevard
Suite 1500
Irving, Texas 75039

Dear Sirs:

With reference to the registration statement on Form S-8 which Flowserve Corporation (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, registering 2,000,000 shares of common stock, par value $1.25 per share, of the Company (the "Shares") which may be offered and sold by the Company under the Flowserve Corporation Retirement Savings Plan (collectively, the "Plan"), I am of the opinion that:

1. the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and

2. to the extent any Shares to be offered and sold are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of the Shares thereunder, such Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.



                                   Very truly yours,


                                   /s/ RONALD F. SHUFF
                                   ---------------------------------------------
                                   Ronald F. Shuff
                                   Vice President, Secretary and General Counsel